SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                   of the Securities Exchange Act of 1934 or
                Suspension of Duty to File Reports Under Sections
              13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-11553

                             LILLY INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                              200 WEST 103RD STREET
                           INDIANAPOLIS, INDIANA 46290
                                 (317) 687-6700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     CLASS A COMMON STOCK, WITHOUT PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   |X|          Rule 12h-3(b)(1)(ii)  |_|
         Rule 12g-4(a)(1)(ii)  |_|          Rule 12h-3(b)(2)(i)   |_|
         Rule 12g-4(a)(2)(i)   |_|          Rule 12h-3(b)(2)(ii)  |_|
         Rule 12g-4(a)(2)(ii)  |_|          Rule 15d-6            |_|
         Rule 12h-3(b)(1)(i)   |X|

        Approximate number of holders of record as of the certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  January 3, 2001                   By: /s/ Rolf Engh
                                             -----------------------------------
                                         Name:  Rolf Engh
                                         Title: Sr. Vice President and Secretary